UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2023
NEUROCRINE BIOSCIENCES, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-22705	33-0525145
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12780 El Camino Real,
San Diego,	California	92130
(Address of Principal Executive Offices)		(Zip Code)
(858) 617-7600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.001 par value	NBIX	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On October 5, 2023, Neurocrine Biosciences, Inc. (the “Company”) entered into an agreement with Sandoz Inc. (“Sandoz”), and Crystal Pharmaceutical (Suzhou) Co., Ltd. and Crystal Pharmatech Co., Ltd. (collectively, “Crystal”) (Sandoz and Crystal, collectively, the ”Sandoz Parties”) resolving patent litigation related to INGREZZA®, the Company’s medication for the treatment of tardive dyskinesia and chorea associated with Huntington’s disease. The pending patent litigation was filed by the Company in the United States District Court for the District of Delaware in response to the Sandoz Parties notifying the Company that they had submitted an Abbreviated New Drug Application (ANDA) to the United States Food and Drug Administration seeking approval to market generic versions of INGREZZA prior to expiration of the Company’s Orange Book listed patents. As a result of this settlement agreement, the Company has granted the Sandoz Parties the right to sell generic versions of INGREZZA in the United States beginning February 1, 2040, or earlier under certain circumstances. As required by law, the Company and the Sandoz Parties will submit the agreement to the United States Federal Trade Commission and the United States Department of Justice. Similar patent litigation brought by the Company against the two remaining companies that filed ANDAs seeking approval to market generic INGREZZA remains pending with a trial date set for January 2, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.

Dated: October 6, 2023	/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer